TREDEGAR REPORTS FOURTH-QUARTER AND FULL YEAR 2014 RESULTS
Management to Host Webcast on Monday, March 2nd at 5:00 p.m. (EST)

•
Net income from continuing operations was $36.0 million, or $1.11 per share for the full year 2014 and net income from ongoing operations, which excludes special items, was $36.8 million, or $1.13 per share

•	Net sales in 2014 were $923 million compared to $931 million in 2013 as strong growth at Bonnell Aluminum was offset by lower sales in Film Products

•	Earnings before taxes from ongoing operations was $56.8 million for the full year 2014 compared to $54.4 million in 2013
RICHMOND, VA--(BUSINESS WIRE)--March 2, 2015--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth-quarter financial results for the period ended December 31, 2014.
Fourth Quarter Financial Results Highlights

•	Net income from continuing operations was $13.1 million, or 40 cents per share, in the fourth quarter of 2014 compared to $9.4 million, or 29 cents per share, in the fourth quarter of 2013

•
Net income from ongoing operations, which excludes special items, was $7.4 million, or 23 cents per share, in the fourth quarter of 2014 compared to $8.8 million, or 27 cents per share, in the fourth quarter of 2013

•	Operating profit from ongoing operations for Film Products of $13.2 million was $2.5 million lower than the fourth quarter of 2013

•	Operating profit from ongoing operations for Bonnell Aluminum of $7.1 million was $1.2 million higher than the fourth quarter of 2013
Further details regarding the special items that reconcile net income from ongoing operations to net income from continuing operations are provided in Notes A and B of the Notes to the Financial Tables in this press release.
Nancy Taylor, Tredegar’s president and chief executive officer, said, “This was a year of mixed results for Tredegar, with strong performance from Bonnell Aluminum and a difficult year in Film Products. Bonnell enjoyed solid volume growth, in part due to strength in finished and fabricated products and our successful entry into the automotive market, demonstrating that we are executing on our market diversification efforts. We are also encouraged by continued improvement in nonresidential building and construction volume in the fourth quarter. Looking forward, we are optimistic about the expected growth trends for this market, as well as the positive trends for our automotive and value-added products.”
Ms.Taylor added, “Our film products division had a challenging year. The performance around flexible packaging films had the biggest impact on Film Products’ results, which was hurt by tough market conditions, operational inefficiencies and the delay in the start-up of our new flexible packaging line. On a positive note, the ramp-up of our new flexible packaging line progressed well during the fourth quarter, and manufacturing performance at our facility in Brazil has improved as a result of the new leadership and initiatives we have put in place. Due to solid performance in other parts of the business, Film Products was able to mitigate most of the impact of the previously announced loss of the babycare elastic laminate volume in North America. Notably, in surface protection films and personal care materials, we made headway this year with many of our growth and productivity initiatives, performing well operationally and experiencing strong market acceptance of our Forcefield Pearl™ surface protection films and FlexAire™ personal care materials.”
Ms. Taylor continued, “Looking forward, although we expect to continue to face a difficult pricing environment for flexible packaging films, our new capacity in Brazil should bolster our market leadership position there. As we commercialize product from our new flexible packaging line, we expect to see improved market share in Latin America during the second half of the year, and we remain excited about the overall growth trends for flexible packaging. In addition, we are building on the momentum of new product platforms in surface protection and personal care materials. We continue to believe that 2015 is promising for Film Products as we capitalize on opportunities in our key markets.”

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OPERATIONS REVIEW
Film Products
A summary of fourth-quarter operating results from ongoing operations for Film Products is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In Thousands, Except Percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2014	2013	% Change	2014	2013	% Change
Sales volume (pounds)	62,362	64,165	(2.8)%	247,267	270,463	(8.6)%
Net sales	$140,413	$151,401	(7.3)%	$578,687	$621,239	(6.8)%
Operating profit from ongoing operations	$13,163	$15,615	(15.7)%	$58,054	$70,966	(18.2)%
Fourth-Quarter Results Versus Prior Year Fourth Quarter
Net sales (sales less freight) in the fourth quarter of 2014 decreased in comparison to the same period in the prior year, primarily due to reduced volumes, lower average selling prices and the unfavorable impact of the change in the U.S. dollar value of currencies for operations outside the United States (“U.S.”). Lower volumes had an unfavorable effect of approximately $5.2 million on net sales, as the impact of the loss of certain babycare elastic laminate films sold in North America (approximately $10.6 million) and lower sales volumes for polyethylene overwrap films were partially offset by higher sales volumes in flexible packaging films, surface protection films and other personal care materials. The estimated change in average selling prices had an unfavorable impact of approximately $2.3 million as a result of lower average selling prices due to the impact of the contractual pass-through of certain costs, primarily a decrease in average resin prices, and competitive pricing pressures in flexible packaging films. The change in the U.S. dollar value of currencies for operations outside the U.S. negatively impacted net sales by approximately $3.5 million in the fourth quarter.
Operating profit from ongoing operations in the fourth quarter of 2014 decreased by $2.5 million in comparison to the fourth quarter of 2013. The loss of certain babycare elastic laminate films sold in North America, had an unfavorable impact on operating profit from ongoing operations of approximately $1.1 million in the fourth quarter of 2014. Higher sales volumes in other products increased operating profit from ongoing operations by approximately $4.4 million. Competitive pricing pressures, primarily in flexible packaging films, had a negative impact of approximately $1.2 million in the fourth quarter of 2014. Operating profit from ongoing operations in Film Products was further reduced by approximately $4.4 million as higher production costs in flexible packaging films were partially offset by improved operating performance in personal care materials and surface protection films. The increase in manufacturing expenses in flexible packaging films was primarily associated with higher production costs related to the addition of new capacity and spending to improve operational performance on the existing production lines in Brazil. With the improved operating performance in flexible packaging films, the spending associated with improving operational inefficiencies in Brazil is not expected to continue in 2015.
Fourth-quarter 2014 operating results included a pair of inventory valuation adjustments. As part of its evaluation of operational performance, Film Products assessed the raw materials required to optimize the operational effectiveness of its production lines in flexible packaging films, which resulted in an inventory valuation adjustment of approximately $1.3 million. There was an additional inventory valuation adjustment of approximately $0.8 million associated with inventory supplies not expected to be utilized as a result of expected product mix changes in personal care materials.
The change in the dollar value of currencies for operations outside the U.S. had a favorable impact on operating profit from ongoing operations of approximately $0.7 million in the fourth quarter of 2014 compared to the same period in the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was a positive of approximately $0.4 million in the fourth quarter of 2014 and a negative of approximately $0.8 million in the fourth quarter of 2013.

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2014 Versus 2013
Net sales in 2014 decreased in comparison to the prior year due to lower volumes and the unfavorable impact of the change in the U.S. dollar value of currencies for operations outside the U.S. Lower volumes had an unfavorable impact of approximately $39.6 million on net sales, as lost business related to certain babycare elastic laminate films sold in North America accounted for approximately $33.9 million of this change. Net sales in Film Products were also impacted by reduced sales volumes for polyethylene overwrap and surface protection films, partially offset by higher volumes for other personal care materials. Lower volumes in surface protection films were primarily related to customer inventory corrections in 2014 and a minor loss of market share in a lower-tier film due to competitive pricing pressures. Average selling prices were favorably impacted by the contractual pass-through of certain costs, primarily an increase in average resin prices, in 2014. The impact of contractual pass-throughs was offset by competitive pricing pressures in flexible packaging films and personal care materials. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact on net sales in 2014 of approximately $2.6 million.
Operating profit from ongoing operations in 2014 decreased by $12.9 million in comparison to 2013. The previously noted loss of babycare elastic laminate film volumes had an estimated unfavorable impact on operating profit from ongoing operations of approximately $7.0 million in 2014 compared to 2013. The loss of this business is expected to negatively impact operating profit from ongoing operations by approximately $2 million in 2015. Lower volumes noted above and changes in product mix had an unfavorable effect on operating profit from ongoing operations of approximately $1.7 million. Competitive pricing pressure in flexible packaging films, which were partially offset by favorable pricing in other products, lowered operating profit from ongoing operations by approximately $3.4 million in 2014. Higher manufacturing expenses in flexible packaging films, partially offset by improved operational performance in personal care materials and surface protection films, decreased operating profit from ongoing operations by approximately $5.9 million. Operating results in 2014 also included the previously discussed fourth-quarter inventory valuation adjustments, which had an unfavorable impact of approximately $2.1 million. Lower selling, general and administrative expenses and reduced research and development project costs within Film Products had a favorable impact on operating profit from ongoing operations of approximately $0.8 million.
The change in the dollar value of currencies for operations outside the U.S. had a favorable impact on operating profit from ongoing operations of approximately $4.5 million in 2014 compared to the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was a negative of approximately $0.1 million in 2014 and a negative of approximately $2.1 million in 2013.
Capital expenditures in Film Products were $38.8 million in 2014 compared to $64.9 million in 2013. Capital expenditures in 2014 and 2013 include approximately $17 million and $41 million, respectively, for the project to expand capacity at the Company’s manufacturing facility in Cabo de Santo Agostinho, Brazil. The additional capacity from this project became available for commercial production at the end of the third quarter of 2014, and production volumes started to ramp-up in the fourth quarter of 2014. Film Products currently estimates that total capital expenditures in 2015 will be approximately $31 million, including approximately $15 million for routine capital expenditures required to support operations. Depreciation expense was $27.0 million in 2014 and $30.4 million in 2013. Depreciation expense is projected to be approximately $27 million in 2015. Amortization expense was $3.8 million in 2014 and $4.9 million in 2013, and is projected to be approximately $4 million in 2015.

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Aluminum Extrusions
A summary of fourth-quarter results from ongoing operations for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In Thousands, Except Percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2014	2013	% Change	2014	2013	% Change
Sales volume (pounds)	39,492	34,834	13.4%	153,843	143,684	7.1%
Net sales	$90,910	$73,189	24.2%	$344,346	$309,482	11.3%
Operating profit from ongoing operations	$7,101	$5,940	19.5%	$25,664	$18,291	40.3%
Fourth-Quarter Results Versus Prior Year Fourth Quarter
Net sales in the fourth quarter of 2014 increased in comparison to the fourth quarter of 2013 primarily due to higher sales volumes and an increase in average selling prices. Higher sales volumes had a favorable impact of approximately $8.4 million in the fourth quarter of 2014. The increase in average selling prices, which had a positive impact on net sales of approximately $9.3 million, can be attributed to various factors, including inflationary price increases, higher average aluminum costs and favorable changes in product mix due to a higher percentage of painted and anodized finished products as well as an increase in the sales of fabricated components.
Operating profit from ongoing operations increased by $1.2 million in the fourth quarter of 2014 compared to the fourth quarter of 2013 primarily as a result of higher sales volumes. Higher sales volumes increased operating profit from ongoing operations by approximately $2.6 million. The impact of higher sales volumes was partially offset by higher manufacturing expenses. Production costs increased as a result of manufacturing inefficiencies resulting from efforts to meet the increased demand for anodized products and changes in product mix, inflationary cost pressures and higher maintenance charges.
2014 Versus 2013
Net sales in 2014 increased in comparison to 2013 primarily due to higher sales volumes and an increase in average selling prices. Higher sales volumes had a favorable impact of approximately $18.5 million in 2014 compared to 2013. The increase in average selling prices, which had a positive impact on net sales of approximately $16.4 million, can be attributed to the factors noted above for the quarter.
Operating profit from ongoing operations increased by $7.4 million in 2014 compared to 2013 primarily as a result of an improved product mix, higher volumes, the favorable impact of manufacturing efficiencies and reduced selling, general and administrative expenses. Higher sales volumes and improved product mix had a favorable impact of approximately $5.3 million in comparison to the prior year. Despite unanticipated utility, distribution and manufacturing costs as a result of adverse weather conditions in the first quarter of 2014, improved margins from manufacturing efficiencies and reduced selling, general and administrative expenses increased operating profit from ongoing operations by approximately $1.4 million. In addition, operating profit from ongoing operations in the prior year includes one-time, construction-related expense of approximately $0.6 million associated with the automotive press project at the Company’s manufacturing facility in Newnan, Georgia. The remaining portion of the change in operating profit from ongoing operations for 2014 compared to 2013 is primarily related to favorable pricing from value-added services.
Capital expenditures for Bonnell Aluminum were $6.1 million in 2014 compared to $14.7 million in 2013. Capital expenditures are projected to total approximately $10 million in 2015, which includes approximately $5 million for routine capital expenditures required to support operations. Depreciation expense was $8.3 million in 2014 compared to $7.4 million in 2013, and is projected to be approximately $9 million in 2015. Amortization expense was $1.6 million in 2014 and $1.8 million in 2013, and is projected to be approximately $1 million in 2015.

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Corporate Expenses, Interest and Taxes
Pension expense was $6.7 million in 2014, a favorable change of $7.0 million from 2013. Most of the impact on earnings from lower pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $12.3 million in 2015. Corporate expenses, net decreased in 2014 versus 2013 primarily due to the reduction in pension expense noted above, lower stock-based employee benefit costs and a reduction in performance incentive accruals, partially offset by the timing of certain non-recurring corporate expenditures. In 2014, corporate expenses, net included costs of $0.9 million related to responding to a Schedule 13D filed with the SEC by certain shareholders.
Interest expense was $2.7 million in 2014 in comparison to $2.9 million in 2013.
The effective tax rate used to compute income taxes for income from continuing operations was 20.7% in 2014 compared to 32.1% in 2013. Income taxes from continuing operations in 2014 include the partial reversal of a valuation allowance of $4.9 million. The valuation allowance related to expected limitations on the utilization of assumed capital losses on certain investments that was recognized in previous years. Income taxes from continuing operations in 2014 were also impacted by the reversal of $2.2 million in deferred tax liabilities recorded on unremitted earnings of foreign subsidiaries. Income taxes from continuing operations in 2013 primarily reflect the benefit of foreign tax incentives, partially offset by the impact of adjustments for tax contingency matters. An explanation of significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2014 and 2013 will be provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
CAPITAL STRUCTURE
Net debt (debt in excess of cash and cash equivalents) was $87.2 million at December 31, 2014, compared with $86.4 million at December 31, 2013. Net debt is a financial measure that is not calculated or presented in accordance with United States generally accepted accounting principles (“GAAP”). See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
INVESTOR WEBCAST
In connection with today’s earnings announcement, the Company will host a webcast on Monday, March 2nd at 5:00 p.m. (EST). To listen to the webcast and view the slide presentation, go to our website, www.tredegar.com, and select the “2014 Annual Financial Results Webcast” link in the Investors section of the Company’s website.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, Inc. (“AACOA”), may not achieve expected levels of revenue, profit, productivity, or otherwise perform as expected; acquisitions, including the acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly

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dependent on sales associated with one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; failure to extend duties on imported products or prevent competitors from circumventing such duties could adversely impact Film Products and Aluminum Extrusions; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and can also be subject to seasonal slowdowns; Aluminum Extrusions’ efforts to expand product offerings and broaden its customer base may not be successful; substantial international operations subject Film Products to risks of doing business in countries outside the U.S., which could adversely affect its business, financial condition and results of operations; future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2014 Annual Report on Form 10-K (the “2014 Form 10-K”) to be filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2014 Form 10-K when it is filed.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of our website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2014 sales of $952 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Sales	$239,219	$231,096	$951,826	$959,346
Other income (expense), net (c) (f) (g) (h)	(379)	3,335	(6,697)	1,776
	238,840	234,431	945,129	961,122

Cost of goods sold (c)	197,214	190,173	778,113	784,675
Freight	7,896	6,506	28,793	28,625
Selling, R&D and general expenses (c)	20,937	20,718	81,673	83,864
Amortization of intangibles	1,158	1,511	5,395	6,744
Interest expense	962	738	2,713	2,870
Asset impairments and costs associated with exit and disposal activities (c)	374	573	3,026	1,412
	228,541	220,219	899,713	908,190
Income from continuing operations before income taxes	10,299	14,212	45,416	52,932
Income taxes from continuing operations (i)	(2,755)	4,810	9,387	16,995
Income from continuing operations	13,054	9,402	36,029	35,937
Income (loss) from discontinued operations, net of tax (d)	—	—	850	(13,990)
Net income (e)	$13,054	$9,402	$36,879	$21,947

Earnings (loss) per share:
Basic:
Continuing operations	$0.40	$0.29	$1.12	$1.12
Discontinued operations (d)	—	—	0.02	(0.44)
Net income	$0.40	$0.29	$1.14	$0.68
Diluted:
Continuing operations	$0.40	$0.29	$1.11	$1.10
Discontinued operations (d)	—	—	0.02	(0.43)
Net income	$0.40	$0.29	$1.13	$0.67

Shares used to compute earnings (loss) per share:
Basic	32,335	32,222	32,302	32,172
Diluted	32,449	32,622	32,554	32,599

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Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net Sales
Film Products	$140,413	$151,401	$578,687	$621,239
Aluminum Extrusions	90,910	73,189	344,346	309,482
Total net sales	231,323	224,590	923,033	930,721
Add back freight	7,896	6,506	28,793	28,625
Sales as shown in the Consolidated Statements of Income	$239,219	$231,096	$951,826	$959,346

Operating Profit
Film Products:
Ongoing operations	$13,163	$15,615	$58,054	$70,966
Plant shutdowns, asset impairments, restructurings and other (c)	(249)	(307)	(12,827)	(671)
Aluminum Extrusions:
Ongoing operations	7,101	5,940	25,664	18,291
Plant shutdowns, asset impairments, restructurings and other (c)	(676)	(1,790)	(976)	(2,748)
Total	19,339	19,458	69,915	85,838
Interest income	169	287	588	594
Interest expense	962	738	2,713	2,870
Gain (loss) on investment accounted for under fair value method (f)	(900)	3,300	2,000	3,400
Gain on sale of investment property (g)	—	—	1,208	—
Unrealized loss on investment property (g)	—	—	—	1,018
Stock option-based compensation costs	328	296	1,272	1,155
Corporate expenses, net (h)	7,019	7,799	24,310	31,857
Income from continuing operations before income taxes	10,299	14,212	45,416	52,932
Income taxes from continuing operations (i)	(2,755)	4,810	9,387	16,995
Income from continuing operations	13,054	9,402	36,029	35,937
Income (loss) from discontinued operations, net of tax (d)	—	—	850	(13,990)
Net income (e)	$13,054	$9,402	$36,879	$21,947

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Cash & cash equivalents	$50,056	$52,617
Accounts & other receivables, net	113,341	99,246
Income taxes recoverable	877	—
Inventories	74,308	70,663
Deferred income taxes	8,877	5,628
Prepaid expenses & other	8,283	6,353
Total current assets	255,742	234,507
Property, plant & equipment, net	269,957	282,560
Goodwill & other intangibles, net	215,129	226,300
Other assets	47,798	49,641
Total assets	$788,626	$793,008
Liabilities and Shareholders’ Equity
Accounts payable	$94,131	$82,795
Accrued expenses	32,049	42,158
Income taxes payable	—	114
Total current liabilities	126,180	125,067
Long-term debt	137,250	139,000
Deferred income taxes	39,255	70,795
Other noncurrent liabilities	113,912	55,482
Shareholders’ equity	372,029	402,664
Total liabilities and shareholders’ equity	$788,626	$793,008

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net income	$36,879	$21,947
Adjustments for noncash items:
Depreciation	35,423	37,911
Amortization of intangibles	5,395	6,744
Deferred income taxes	(11,489)	(5,268)
Accrued pension income and post-retirement benefits	6,974	13,911
Gain on investment accounted for under the fair value method	(2,000)	(3,400)
Loss on asset impairments and divestitures	993	1,639
Net gain on sale of assets	(1,031)	—
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(18,696)	(1,763)
Inventories	(8,803)	1,727
Income taxes recoverable/payable	(906)	3,063
Prepaid expenses and other	496	(651)
Accounts payable and accrued expenses	5,554	3,043
Other, net	2,446	(2,188)
Net cash provided by operating activities	51,235	76,715
Cash flows from investing activities:
Capital expenditures	(44,898)	(79,661)
Acquisition	—	561
Sale of investment property (2014) and Falling Springs, LLC (2013)	4,500	306
Proceeds from the sale of assets and other	2,125	1,190
Net cash used in investing activities	(38,273)	(77,604)
Cash flows from financing activities:
Borrowings	116,000	87,000
Debt principal payments	(117,779)	(76,000)
Dividends paid	(11,007)	(9,040)
Proceeds from exercise of stock options and other	410	3,317
Net cash provided by (used in) financing activities	(12,376)	5,277
Effect of exchange rate changes on cash	(3,147)	(593)
Increase (decrease) in cash and cash equivalents	(2,561)	3,795
Cash and cash equivalents at beginning of period	52,617	48,822
Cash and cash equivalents at end of period	$50,056	$52,617

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Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income and earnings per share from ongoing operations are used by management to assess the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that Tredegar believes do not relate to its ongoing operations. A reconciliation is shown below:

(in millions, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$13.1	$9.4	$36.0	$35.9
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.3	0.4	2.0	0.9
(Gains) losses from sale of assets and other	(6.0)	(1.0)	(1.2)	0.5
Net income from ongoing operations	$7.4	$8.8	$36.8	$37.3

Earnings per share from continuing operations as reported under GAAP (diluted)	$0.40	$0.29	$1.11	$1.10
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings, net of taxes	0.01	0.01	0.06	0.03
(Gains) losses from sale of assets and other, net of taxes	(0.18)	(0.03)	(0.04)	0.02
Earnings per share from ongoing operations (diluted)	$0.23	$0.27	$1.13	$1.15

(b)
Tredegar’s presentation of earnings before taxes from ongoing operations is a non-GAAP financial measure that excludes the pre-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations. Earnings before taxes from ongoing operations is used by management to assess the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to income (loss) from continuing operations before income taxes as defined by GAAP. It excludes items that Tredegar believes do not relate to its ongoing operations. A reconciliation is shown below:

(in millions, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income from continuing operations before taxes as reported under generally accepted accounting principles (GAAP)	$10.3	$14.2	$45.4	$52.9
Pre-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.6	3.0	1.4
(Gains) losses from sale of assets and other	1.4	(1.6)	8.4	0.1
Earnings before taxes from ongoing operations	$12.1	$13.2	$56.8	$54.4

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(c) Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2014 include:

•
Pretax charges of $0.7 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the consolidated statements of income);

•	Pretax charges of $0.5 million associated with severance and other employee-related costs associated with restructurings in Film Products;

•
Pretax gain of $0.1 million related to the sale of a previously shutdown film products manufacturing facility in LaGrange, Georgia (included in “Other income (expense), net” in the condensed consolidated statements of income);

•
Pretax adjustment of $0.1 million to income to reverse previously accrued severance and other employee-related costs associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina; and

•	Pretax charges of $11,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in 2014 include:

•
Pretax charge of $10.0 million (included in “Other income (expense), net” in the condensed consolidated statements of income) associated with a one-time, lump sum license payment to 3M after the Company settled all litigation issues associated with a patent infringement complaint;

•	Pretax charges of $2.3 million associated with severance and other employee-related costs associated with restructurings in Film Products ($2.3 million) and Aluminum Extrusions ($31,000);

•
Pretax charges of $0.9 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.7 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.4 million and asset impairment and other shutdown-related charges of $0.3 million;

•
Pretax gain of $0.1 million related to the sale of a previously shutdown film products manufacturing facility in LaGrange, Georgia (included in “Other income (expense), net” in the condensed consolidated statements of income); and

•	Pretax charges of $54,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the fourth quarter of 2013 include:

•
Pretax charge of $1.5 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.2 million and asset impairment and other shutdown-related charges of $0.1 million; and

•	Pretax charges of $0.3 million for severance and other employee-related costs in connection with restructurings in Aluminum Extrusions.

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Plant shutdowns, asset impairments, restructurings and other items in 2013 include:

•
Pretax charge of $1.7 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Net pretax charge of $0.6 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana;

•
Pretax charges of $0.5 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.3 million and asset impairment and other shutdown-related charges of $0.2 million;

•	Pretax charges of $0.4 million associated with severance and other employee-related costs associated with restructurings in Aluminum Extrusions ($0.3 million) and Film Products ($0.1 million);

•
Pretax charges of $0.2 million for integration-related expenses and other non-recurring transactions (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions; and

•
Pretax loss of $0.1 million related to the sale of previously impaired machinery and equipment at the Company’s film products manufacturing facility in Shanghai, China (included in “Other income (expense), net” in the condensed consolidated statements of income).

(d)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. Accruals for indemnifications under the purchase agreement related to environmental matters were adjusted in 2014, resulting in income from discontinued operations of $0.9 million ($0.9 million after tax). Accruals were made for indemnifications under the purchase agreement related to environmental matters of $14.0 million ($14.0 million after tax) in 2013.

(e) Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was a loss of $41.4 million in the fourth quarter of 2014 and income of $27.2 million for the fourth quarter of 2013 and a loss of $23.0 million in 2014 and income of $34.0 million in 2013. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other post-retirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders’ equity.
(f) The unrealized gain (loss) on the Company’s investment in kaleo, Inc. (“kaléo”), formerly known as Intelliject, Inc., was a loss of $0.9 million in the fourth quarter of 2014 and a net gain of $2.0 million for the full year 2014. The unrealized loss in the fourth quarter of 2014 was primarily attributed to unfavorable adjustments in the fair value due to a reassessment of the amount and timing of sales associated with one of kaléo’s commercialized products. The net unrealized gain in 2014 can be primarily related to favorable adjustments for the passage of time as cash flows associated with achieving product development and commercialization milestones are discounted at 45% for their high degree of risk and the impact of reducing the weighted average cost of capital used to discount cash flow projections after kaléo commercialized a second product, partially offset by unfavorable adjustments in the fair value due to a reassessment of the amount and timing of estimated cash flows associated with kaléo’s commercialized products. There were unrealized gains on the Company’s investment in kaléo of $3.3 million in the fourth quarter of 2013 and $3.4 million for the full year 2013. The unrealized gain in the fourth quarter of 2013 was primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones were discounted at 55% for their high degree of risk. The net unrealized gain in 2013 was primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones were discounted at 55% for their high degree of risk, partially offset by adjustments in the fair value due to a reassessment of the amount and timing of projected receipt of royalty and milestone payments from commercial sales of kaléo’s licensed product and increased development and commercialization expenses related to its pipeline products.

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(g) A pretax gain of $1.2 million (included in “Other income (expense), net” in the condensed consolidated statement of income) was realized on the sale of a portion of its investment property in Alleghany and Bath Counties, Virginia in the second quarter of 2014. An unrealized loss on the Company’s investment property in Alleghany and Bath Counties, Virginia (included in “Other income (expense), net” in the condensed consolidated statement of income) of $1.0 million was recorded in the second quarter of 2013 as a result of a reduction in the estimated fair value that was not expected to be temporary.

(h)
Pretax charges of $0.8 million in 2014 (none in the fourth quarter of 2014) and $0.4 million in 2013 ($0.2 million in the fourth quarter of 2013) related to unrealized losses for the Company’s investment in the Harbinger Capital Partners Special Situations Fund, L.P. were recorded as a result of a reduction in the value of the Company’s investment that is not expected to be temporary. The impairment charge is included in “Other income (expense), net” in the condensed consolidated statements of income and in “Corporate expenses, net” in the statement of net sales and operating profit by segment.

(i)
Income taxes from continuing operations in 2014 included the recognition of a tax benefit for a portion of the Company’s capital loss carryforwards of $4.9 million ($4.8 million in the fourth quarter of 2014). These capital loss carryforwards were previously offset by a valuation allowance associated with expected limitations on the utilization of these assumed capital losses. As a result of changes in the underlying basis of certain foreign subsidiaries, income taxes from continuing operations in 2014 also included an adjustment of $2.2 million to reverse previously accrued deferred tax liabilities arising from changes in tax basis due to foreign currency translation adjustments and unremitted earnings. Income taxes from continuing operations in 2013 include the recognition of an additional valuation allowance of $0.4 million related to expected limitations on the utilization of assumed capital losses on certain investments.

(j)	Net debt is calculated as follows:

(in millions)	December 31, 2014	December 31, 2013
Debt	$137.3	$139.0
Less: Cash and cash equivalents	50.1	52.6
Net debt	$87.2	$86.4
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com

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